Registration No. 333-140559
Registration No. 333-140561
Registration No. 333-140562
Registration No. 333-217449
 ________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________________________
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________________
PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)
PPG INDUSTRIES, INC. DEFERRED COMPENSATION PLAN
PPG INDUSTRIES, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
PPG INDUSTRIES, INC. OMNIBUS INCENTIVE PLAN
(Full title of the plan)
Anne M. Foulkes, Esq.
Senior Vice President and General Counsel
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272
(Name and address of agent for service)
(412) 434-3131
(Registrant’s telephone number, including area code)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
PPG Industries, Inc. Deferred Compensation Plan
PPG Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Amendment”) to deregister certain shares of the Registrant’s common stock, par value $1.66 2/3 per share (“Common Stock”), and deferred compensation obligations which are unsecured obligations of the Registrant to pay deferred compensation in the future (“Deferred Compensation Obligations”) previously registered for issuance under the PPG Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) by the Registrant pursuant to the Registration Statement on Form S-8 (Registration No. 333-140559) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on February 9, 2007 (the “Deferred Compensation Plan Registration Statement”). The Deferred Compensation Plan Registration Statement registered an aggregate of 200,000 shares of Common Stock and $25,000,000 of deferred compensation obligations for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan Registration Statement hereby is amended to deregister all shares of Common Stock and deferred compensation obligations that previously were registered thereunder and that remain unissued under the Deferred Compensation Plan.
PPG Industries, Inc. Deferred Compensation Plan for Directors
    The Registrant is filing this Amendment to deregister certain shares of Common Stock and Deferred Compensation Obligations previously registered for issuance under the PPG Industries, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan for Directors”) by the Registrant pursuant to (i) the Registration Statement on Form S-8 (Registration No. 333-140562) filed by the Registrant with the SEC on February 9, 2007 and (ii) the Registration Statement on Form S-8 (Registration No. 333-217449) filed by the Registrant with the SEC on April 25, 2017 (together, the “Deferred Compensation Plan for Directors Registration Statements”). The Deferred Compensation Plan for Directors Registration Statements registered a total of 350,000 shares of Common Stock and $2,000,000 of Deferred Compensation Obligations for issuance under the Deferred Compensation Plan for Directors. The Deferred Compensation Plan for Directors Registration Statements hereby are amended to deregister all shares of Common Stock and Deferred Compensation Obligations that were previously registered thereunder and that remain unissued under the Deferred Compensation Plan for Directors.
PPG Industries, Inc. Omnibus Incentive Plan
    The Registrant is filing this Amendment to deregister certain shares of Common Stock previously registered for issuance under the PPG Industries, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”) by the Registrant pursuant to the Registration Statement on Form S-8 (Registration No. 333-140561) filed by the Registrant with the SEC on February 9, 2007 (the “Omnibus Incentive Plan Registration Statement”). The Omnibus Incentive Plan Registration Statement registered an aggregate of 10,000,000 shares of Common Stock for issuance under the Omnibus Incentive Plan. The Omnibus Incentive Plan Registration Statement hereby is amended to deregister all shares of Common Stock that previously were registered thereunder and that remain unissued under the Omnibus Incentive Plan. After giving effect to this Amendment, there will be no remaining registered shares of Common Stock available for issuance under the Omnibus Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 28th day of July, 2021.

PPG INDUSTRIES, INC.
(Registrant)

By:	/s/ Vincent J. Morales
Vincent J. Morales
Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.